Exhibit 1
JOINT FILING AGREEMENT
     The undersigned hereby agree that this amended statement on Schedule 13D dated October 10, 2006 with respect to the Common Stock of NetRatings, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(f) under the Securities Exchange Act of 1934, as amended.
Dated: October 10, 2006

NIELSEN MEDIA RESEARCH, INC.
By:	/s/ James O'Hara
	Name:	James O'Hara
	Title:	Senior Vice President

ACNIELSEN CORPORATION
By:	/s/ Michael E. Elias
	Name:	Michael E. Elias
	Title:	Vice President

VNU GROUP B.V.
By:	/s/ David L. Calhoun
	Name:	David L. Calhoun
	Title:	Chief Executive Officer

VALCON ACQUISITION LUXEMBOURG (HOLDING) S.A.R.L.
By:	/s/ Wolfgang Zettel
	Name:	Wolfgang Zettel
	Title:	Manager (Class A)

By:	/s/ Patrick Healy
	Name:	Patrick Healy
	Title:	Senior Managing Director